Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 28, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Optelecom-NKF, Inc. (which report expressed an unqualified opinion and contains and explanatory paragraph relating to the adoption of Statement of Financial Accounting No. 123(R), “Share-based Payment”) on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Optelecom-NKF, Inc. on Forms S-8 (File No. 333-48306).

/s/ Grant Thornton LLP

Baltimore, Maryland
March 28, 2007